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                                                                    Exhibit 23.3
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                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-____) of our reports dated (i) February 5, 1998 on our audits of the consolidated and combined financial statements and financial statements schedule of Prentiss Properties Trust and the Predecessor Company,
(ii) March 12, 1997 on our audits of the combined statements of revenues and certain operating expenses of the Dulles Properties, the Chicago Office Properties, and the Natomas Properties, (iii) March 17, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Selected 1997 Pending Acquisitions, (iv) October 3, 1997 on our audits of the combined statements of revenues and certain operating expenses of the World Savings Center Property and the Selected Properties Acquired Subsequent to June 30, 1997, (v) October 20, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Silicon Valley Properties, (vi) October 22, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Terramics Properties, and (vii) February 6, 1998 on our audits of the statement of revenues and certain operating expenses of the Carrara Place Property and the combined statement of revenues and certain operating expenses of the Newport National Properties. We also consent to the reference to our firm under the caption "Experts."



Dallas, Texas
April 1, 1998